                                                                  Exhibit 10.1


     June 24, 1998

     Regency Affiliates, Inc.
     729 South Federal Highway
     Suite 307
     Stuart, Florida 34994


     Ladies and Gentlemen:


          We are pleased to inform you that our Grand Cayman Branch will make available to you a term loan in the principal amount of US$9,383,319.77.

          The terms and conditions of this loan are as follows:

         1. DEFINITIONS. Unless otherwise defined in this letter, terms used as defined terms have the meanings given to them on Exhibit A hereto.

         2. THE LOAN. Subject to the terms and conditions hereof, on June 24, 1998, we will lend to you, and you will borrow from us, a term loan in the principal amount of Nine Million Three Hundred Eighty-Three Thousand Three Hundred Nineteen and 77/100 Dollars (US$9,383,319.77) (the "Loan"). The Loan shall be evidenced by the Term Note in the form attached hereto as Exhibit B (the "Note"), which you shall execute and deliver to us prior to or simultaneously with your receipt of the proceeds of the Loan.

         3. DISBURSEMENT OF LOAN. We will disburse the proceeds of the Loan to you as set forth in your separate written instructions to us.

         4. INTEREST.

          (a) You shall pay interest on the outstanding principal balance of the Loan until fully paid at a rate per annum equal to 7.5% (the "Interest Rate"). Interest shall be computed on a daily basis for the actual number of days elapsed over a year of 360 days, and shall be compounded semiannually on each June 1 and December 1, commencing June 1, 1998. Accrued interest shall be due and payable in arrears on the Loan Due Date (as defined in Section 5(a)).

          (b) Except as provided in the next succeeding sentence, in the event the principal balance of the Loan and accrued interest thereon is not paid in full on the Loan Due Date, then all such principal balance and accrued interest shall bear interest from the Loan Due Date until fully paid at a rate per annum (the "Default Rate") equal to the Interest Rate plus two percentage points, which interest shall be payable on demand. Notwithstanding the foregoing to the contrary, during the period between the Scheduled Maturity Date (as defined in Section 5(a)) and the expiration or termination of the Escrow Forbearance Period, the unpaid principal balance of and all accrued but unpaid interest on the Loan shall bear interest at a fluctuating rate per annum equal to LIBOR for each Interest Period during such period plus two percent (2%), which interest shall be due and payable at the end of the Escrow Forbearance Period or the earlier payment in full of the then unpaid principal balance of the Loan.

         5. PAYMENTS AND PREPAYMENTS.

          (a) You shall repay the outstanding principal balance of the Loan on the earlier of (i) November 30, 2003 (the "Scheduled Maturity Date"), in accordance with the terms of the Note or (ii) the acceleration of the Loan upon an Event of Default hereunder (the earlier of (i) and (ii) being referred to herein as the "Loan Due Date").

          (b) Subject to Section 7(a) of the Security Agreement, you shall prepay the outstanding principal balance of the Loan, plus accrued interest thereon, immediately upon receipt of any and all Partnership Distributions, in the amount of each such Partnership Distribution. Such prepayment shall be applied to accrued interest on and the principal balance of the Loan in such order as we determine in our discretion.

          (c) You may voluntarily prepay the Loan upon 30-day's prior written notice to us and upon payment of the entire unpaid principal balance of the Loan, plus accrued and unpaid interest thereon, plus the Make-Whole Premium, if any.

          (d) All payments and prepayments to be made by you of principal, interest and other amounts due hereunder shall be made without setoff, defense or counterclaim in lawful money of the United States of America and in immediately available funds and at our Grand Cayman Branch, c/o KBC Bank N.V., 125 West 55th Street, New York, New York 10019 or such other address as we shall advise you in writing.

         6. TAXES. All payments made by you hereunder or under the Note shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imports, duties, charges, fees, deduction, or withholding, now or hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision, or taxing authority thereof or therein), excluding income and franchise taxes, if any, imposed on our overall net income from all operations by the United States of America or any political subdivision or taxing authority thereof or therein including Puerto Rico (such non-excluded taxes being called "Foreign Taxes"). If any Foreign Taxes are required to be withheld from any amounts payable to us hereunder or under the Note, then, the amounts so payable to us shall be increased to the extent necessary to yield to us (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder or thereunder at the rates or the amounts specified herein and in the Note. Whenever any Foreign Tax is payable by you, as promptly as possible thereafter, you shall send us a certified copy of an original official receipt showing payment thereof. If you fail to pay any Foreign Taxes when due to the appropriate taxing authority or fail to remit to us the required receipts or other required documentary evidence, you shall indemnify us for any incremental Foreign Taxes, interest or penalties that may become payable by us as a result of such failure.

         7. REQUIREMENT OF LAW. In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by us with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:
     (a) does or shall subject us to any tax of any kind whatsoever with respect to the Loan, or change the basis of taxation of payments to us of principal, interest or any other amount payable in respect of the Loan or Note (except for changes in the rate of tax on our overall net income); (b) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of advances or loans by, other credit extended by, or any other acquisition of funds by, any of our offices involved in making or maintaining the Loan and which were not otherwise included in the determination of the rate of interest under this agreement; or (c) does or shall impose on us any other condition with respect to making or maintaining the Loan; and the result of any of the foregoing is to increase the cost to us of making or maintaining the Loan or to reduce any amount receivable in respect of the Loan, then, in any such case, you shall promptly pay us, upon our demand, any additional amounts necessary to compensate us for such additional cost or reduced amount receivable. We shall notify you of the event by reason of which we have become entitled as promptly as practicable after we learn of such event, which notice shall set forth a reasonable description of the facts and circumstances of such event and its effect on the Loan. Such notice as to any additional amounts payable pursuant to the foregoing sentence submitted by us to you shall be conclusive and binding on you absent manifest error.

         8. CAPITAL ADEQUACY COSTS. If the introduction of or any change in (a) the judicial, administrative, or other governmental interpretation of any law or regulation or (b) compliance by us or any corporation controlling us with any guideline or request from any central bank or other governmental authority, agency or instrumentality (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by us or any corporation controlling us, and we determine that such increase is based upon making or maintaining the Loan or upon our obligations hereunder, then, you shall pay us such additional amount as we shall certify to be the amount allocable to our transaction with you hereunder. We will notify you of any event occurring after the date of this letter that will entitle us to compensation pursuant to this Section as promptly as practicable after we obtain knowledge thereof and determine to request such compensation. Our determination for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by us and of the amount allocable to our obligations to you hereunder shall be conclusive and binding on you, provided that such determination is made on a reasonable basis.

         9. [INTENTIONALLY OMITTED.]

         10. CONDITIONS PRECEDENT TO THE LOAN. Our obligation to make the Loan is subject to satisfaction of the following conditions precedent: (i) we shall have received the Note conforming to the requirements hereof, executed by your duly authorized officers; (ii) we shall have received certified copies of your Articles of Incorporation and By-Laws and of all corporate action by you to authorize the execution, delivery and performance of the Loan Documents, together with such other documents as we shall reasonably require; (iii) we shall have received certificates as to the incumbency and signatures of your officers authorized to sign the Loan Documents; (iv) we shall have received the Security Agreement, and the other Loan Documents executed by your duly authorized officer; (v) we shall have received, in form and substance satisfactory to us, all releases, terminations and such other documents as we may request to evidence and effectuate the termination of your financing arrangements with SIPI under the SIPI Loan Agreement and the SIPI Security Agreement, the repayment of all your obligations to SIPI, and the termination and release by them of any interest in and to any of your assets and property, including, but not limited to, UCC termination statements; (vi) we have received evidence, in form and substance satisfactory to us, that we have a valid perfected, first priority security interest in and lien upon the Collateral; (vii) we have received, in form and substance satisfactory to us, all consents, waivers, acknowledgements and other agreements from third parties when we may deem necessary or desirable in order to permit, protect and perfect our security interest in the Collateral; (viii) we have received an appraisal of the Property by Marshall & Stevens, in form and substance acceptable to us; (ix) we have received an environmental survey by E. Langan Engineering and Environmental Services, Inc., in form and substance acceptable to us; (x) we have received an engineer's report of E. Langan Engineering and Environmental Services, Inc., in form and substance acceptable to us; (xi) the Residual Value Insurance shall have been issued and shall be in full force and effect and we shall have been named as a loss payee with respect thereto;
     (xii) all of your representations and warranties in this letter and the other Loan Documents are complete and correct as of the date of the Loan and after giving effect thereto as if made on and as of such date; (xiii) on the date of the Loan and after giving effect thereto, you shall have complied and then be in compliance in all respects with all of the terms, covenants, and conditions of this letter and the other Loan Documents that bind or apply to you; (xiv) no Event of Default, or event which would be an Event of Default after notice or passage of time or the happening of any other contingency, shall have occurred and be continuing as of the date of the Loan or after giving affect thereto; (xv) we shall have received the legal opinion of Graham & James LLP, covering such matters as we reasonably request, in form and substance satisfactory to us and our counsel; (xvi) no event of default, or any event which would be an event of default after notice or passage of time or the happening of any other contingency, shall have occurred and be continuing as of the date of the Loan under any Project Document; (xvii) the Seventh Amendment shall have been duly executed by each partner of the Partnership and shall be in full force and effect, and we shall have received a duly executed copy thereof; (xviii) the Escrow Agreement shall have been duly executed and delivered by each of the parties thereto in addition to us and shall be in full force and effect; we shall have received a duly executed copy thereof; and all documents constituting the "Escrowed Documents" thereunder shall have been delivered to and shall be held by the escrow agent thereunder; (xix) we shall have received correct and complete copies of the Partnership Agreement and the Project Documents as in effect on the date the Loan is made; and (xx) all other documents and legal matters in connection with the transactions contemplated by this agreement shall be reasonably satisfactory in form and substance to us and our counsel.


         11. REPRESENTATIONS AND WARRANTIES. You hereby represent and warrant to us as follows:

          11.1 ORGANIZATION, QUALIFICATION, POWER AND AUTHORITY. (a) You are duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware; (b) you are qualified to do business and in good standing in all jurisdictions in which the failure to be so qualified and in good standing would have a material adverse effect on your business, properties, or financial condition; and (c) you have all requisite power and authority to conduct your business as now conducted and own your property.

          11.2 EXECUTION, DELIVERY AND PERFORMANCE OF LOAN DOCUMENTS. You have the full power, authority and legal right to execute, deliver, and perform the Loan Documents. You have taken all required corporate and other action, to authorize the borrowing evidenced hereby and to authorize the execution, delivery, and performance of the Loan Documents. Each Loan Document has been duly authorized by you by all required corporate action, has been duly executed and delivered by you, and constitutes your legal, valid and binding agreement and obligation enforceable against you in accordance with its terms without setoff, defense or counterclaim. The execution and delivery of the Loan Documents and the carrying out of their terms and provisions do not and will not: (i) require any action or consent of or any registration or filing with, any governmental authority, bureau or agency, or any party to any agreement or other undertaking, or under any order or decree applicable to you or, to the best of your knowledge, the Partnership; or (ii) conflict with, or constitute a default under, or result in the creation or imposition of any lien on your properties and assets or the property or assets of, to the best of your knowledge, the Partnership, by reason of the terms of (1) any contract, mortgage, lien, lease, agreement, indenture, instrument, or judgement to which you or, to the best of your knowledge, the Partnership are a party or which is or purports to be binding you, (2) any judgment, law, statute, rule or governmental regulation applicable to you or, to the best of your knowledge, the Partnership, or (3) your Articles of Incorporation and By-Laws or the Partnership Agreement.

          11.3 COMPLIANCE. At the date hereof, you are not in violation of or in default in any material respect with respect to any judgment, decree, order or any federal, state or local law, rule, regulation, statute, or ordinance applicable to your business or properties (including, without limitation, those relating to environmental protection and pollution control), or any contract, mortgage, lien, lease, indenture, instrument, agreement, or document to which you are a party or bound. Without limiting the foregoing, you have complied with all the requirements of the Residual Value Insurance applicable to you with which compliance was required on or prior to the date hereof and have not taken any action, or failed to take any action, which could cause the Residual Value Insurance or any coverage of such insurance to cease to be in full force and effect in all respects with regard to the insured, any additional insured or loss payee named therein.

          11.4 LITIGATION. There are no pending, or to your knowledge, threatened suits, actions, proceeding, or counterclaims by any Person, or investigation by any Public Authority, or any basis for any of the foregoing, which challenge the validity or enforceability of any of the Loan Documents, or which could materially and adversely affect your financial condition, business or operation.

          11.5 USE OF PROCEEDS. The loan proceeds will be used solely for the purpose of repaying all debts, obligations and other liabilities outstanding under or in respect of the SIPI Loan Agreement, paying the costs and expenses incurred in connection with the transactions under the Loan Documents, financing acquisitions of businesses, and other general corporate purposes.

          11.6 MARGIN SECURITIES. The proceeds of the Loan will not be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or returning any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause the Loan to be considered a "purpose credit" within the meaning of, or otherwise to violate, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

          11.7 FINANCIAL STATEMENT. Your audited financial statements for the fiscal year ended December 31, 1996, which you have delivered to us, have been prepared in accordance with generally accepted accounting principles and fairly present, your financial condition and results of operation as at such date and for the period then ended. No material adverse change has occurred in your financial condition, business, or operations since December 31, 1996.

          11.8 TAXES. At the date hereof, you have filed all tax and information returns and other reports that you required by law to have filed, and you have paid all taxes, assessments, fees, and other governmental charges, and all penalties and interest, if any, against you or your property or income, or franchise, that have become due and payable.

          11.9 PARTNERSHIP DOCUMENTS. You have delivered to us accurate and complete copies of the Partnership Agreement and the Project Documents. There are no modifications of or supplements to the Partnership Agreement or the Project Documents other than as contemplated hereby, and, except for the Partnership Agreement, there are no agreements or documents relating to the organization and management of the Partnership, or the partners of the Partnership and the rights and obligations thereof. You and, to the best of your knowledge, each of the other partners of the Partnership is in compliance with the terms of the Partnership Agreement.

         All of the foregoing representations and warranties shall survive the execution and delivery of this letter.

         12. COVENANTS. You covenant that, at all times during the term hereof and so long as the Obligations remain outstanding you will perform and comply with the following covenants:

          12.1 CORPORATE EXISTENCE AND GOOD STANDING. You shall preserve and maintain your corporate existence and good standing in all jurisdictions necessary to conduct your business and own or lease your property, and maintain all licenses, permits, franchises, and governmental authorizations necessary to conduct your business and own or lease your property.

                  12.2 COMPLIANCE WITH LAW AND AGREEMENTS. You shall comply with each order, ordinance, law, rule, decree, judgement, governmental regulation and statute applicable to you (including, without limitation, those relating to environmental protection and pollution control) and each contract, mortgage, lien, lease, indenture, order, instrument, agreement or document to which you are a party or bound.

          12.3 MAINTENANCE OF BOOKS AND RECORDS. You shall keep adequate books and records of accounts, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all your or its financial transactions.

          12.4 TAXES AND OTHER OBLIGATIONS. You shall file when due all tax and information returns and other reports which you are required to file; pay or provide for the payment of, when due, all taxes, fees, assessments and other governmental charges against or upon your property, income or franchises; make all required withholding and other tax deposits; establish adequate reserves for the payment of all such items; provide to us, upon request, satisfactory evidence of your timely compliance with the foregoing; and pay when due all Indebtedness for Borrowed Money owed by you and perform and discharge in a timely manner all other obligations undertaken by you.

          12.5 FINANCIAL STATEMENTS. You shall furnish to us (i) no later than 90 days after the end of each of your fiscal years, an audited consolidated balance sheet, statement of income, and statement of cash flow and uses of funds for you and your consolidated subsidiaries, if any, as at the end of such year and for the fiscal year then ended; and (ii) no later than 45 days after the end of each of your fiscal quarters, other than the last fiscal quarter of a fiscal year, an unaudited consolidated balance sheet, statement of income and statement of cash flow for you and your consolidated subsidiaries, if any, as at the end of such quarter and for the period from the beginning of the fiscal year until the end of such quarter. All such financial statements shall be prepared in accordance with generally accepted accounting principles and shall present fairly the financial position and results of operations for you and your consolidated subsidiaries, if any, as at the dates thereof and for the period then ended. All annual financial statements shall be examined by and accompanied by the unqualified report of independent certified public accountants reasonably acceptable to us. All quarterly financial statements shall be certified to be correct by your chief financial or accounting officer, subject to year-end adjustments. You shall furnish to us copies of all financial statements, tax or information returns, operating reports, and other written communication received from the Partnership, promptly after your receipt.

          12.6 MERGERS, CONSOLIDATIONS OR SALES. You shall not enter into any transaction of merger or consolidation with, or transfer, sell, assign, lease or otherwise dispose of all or substantially all of your properties or assets to, any Person (except a merger in which you are the surviving entity and after giving effect to which you are in compliance with all of your other covenants in the Loan Documents and no Event of Default, or event or circumstance that with the passage of time or the giving of notice or both would constitute an Event of Default, exists), or wind up, liquidate or dissolve or agree to do any of the foregoing.

          12.7 NOTICES. You shall notify us in writing of the following matters at the following times:

               (a) Immediately after becoming aware thereof, any Event of Default, or event of default or default under any Project Document, and

               (b) Immediately after becoming aware thereof, any pending or threatened action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Public Authority, which may materially and adversely affect the Project Documents, the repayment of the Obligations, our rights under the Loan Documents or your or the Partnership's property, business, operations or condition (financial or otherwise).

         12.8 INDEBTEDNESS. You shall not have outstanding any Indebtedness for Borrowed Money in excess of $80,000,000 in aggregate principal amount at any time.

         12.9 NEGATIVE PLEDGE. You shall not create, incur, assume or suffer to exist any Lien in or upon the Collateral except in our favor.

         12.10 FINANCIAL COVENANTS. You shall maintain a ratio of total Indebtedness for Borrowed Money to total equity of no greater than 1.25:1.00.

         12.11 DISPOSAL OF PARTNERSHIP INTEREST. You will not sell, transfer, assign or otherwise convey your interest in the Partnership or any portion thereof, or grant any options or rights to purchase such interest or any portion thereof except pursuant to the Loan Documents or under Article XIV of the Partnership Agreement, as amended by the Seventh Amendment.

         12.12 ACTION UNDER PARTNERSHIP AGREEMENT. You shall not cast any vote, make any election, give or withhold any consent or approval, waive any provision, or take any other action under the Partnership Agreement which you may be permitted or required to cast, take, give, take or withhold, waive or make pursuant to the terms of the Partnership Agreement without our prior written consent:

          (a) if such vote, election, consent, approval, waiver, or other action is with respect to (i) the dissolution or winding-up of the Partnership,
     (ii) any amendment, modification, or supplement to or waiver or consent under the Project Documents, (iii) any voluntary or involuntary petition for relief or similar filing or action under the United States Bankruptcy Code or any other statute, law or proceeding for the relief of debtors, or any assignment for the benefit of creditors, or any appointment of a custodian, receiver or trustee, (iv) any incurrence of Indebtedness for Borrowed Money, (v) the imposition of any Lien on the Property, (vi) any sale or other disposition of the Property or any interest therein or of all or substantially all of the assets and property of the Partnership, or any merger or combination of the Partnership with or into any other Person, or
     (vii) any amendment, modification, or supplement to the Partnership Agreement; or

          (b) without at least 10 days prior written notice to us in the case of any other vote, election, consent, approval, waiver, or other action.

         12.13 TRANSACTIONS WITH AFFILIATES. You will not enter into or permit to exist any transaction or series of transactions with any affiliate other than in the ordinary course of business and on an arm's length basis, except transactions disclosed in your Annual Report on Form 10-K for the year ended December 31, 1996, your Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1997, your Current Report on Form 8-K, dated June 13, 1997, and the Project Documents.

         12.14 YEAR 2000. You shall take all action necessary to assure that your computer based systems are able to process effectively data including dates on and after January 1, 2000. At our request, you shall provide us with assurance reasonably acceptable to us of your year 2000 capability.

         12.15 FURTHER ASSURANCES. You shall execute and deliver to us, upon request, such documents and agreements and do such other acts, as we may, from time to time, reasonably request to carry out the terms and conditions of this letter.

         13. DEFAULT AND REMEDIES.

          13.1 DEFAULTS. Each of the following constitutes an event of default ("Event of Default"):

          (a) you fail to pay any principal of or accrued interest on the Note when due or fail to pay when due any of the other Obligations;

          (b) any representation or warranty made by you herein, in the Loan Documents, in any written statement or certificate furnished or deemed furnished by you to us at any time, or in any agreement, instrument, or document now or hereafter in effect evidencing, securing, guaranteeing, or relating in any way to your Obligations to us shall have been untrue in any material respect when made;

          (c) you default in the observance or performance of, or breach, any covenant or agreement herein, in the Loan Documents, or in any other agreement, instrument, or documents now or hereafter in effect evidencing, securing, guaranteeing, or relating in any way to your Obligations to us, or an event of default otherwise occurs under any such other agreement, instrument, or document, and in the case of a breach of Section 12.2, 12.3, 12.4, 12.5, 12.7 or 12.14, such breach continues for ten (10) days unremedied or uncured;

          (d) the holder of any other of your Indebtedness for Borrowed Money in an outstanding principal amount in excess of $100,000 declares that a default exists with respect to such Indebtedness for Borrowed Money or under any agreement relating thereto;

          (e) you or the Partnership commence, have commenced against you or it, or acquiesce in the commencement or any action or proceeding in bankruptcy or seeking reorganization, arrangement, readjustment of debts, or any other relief under the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, state or federal, now or hereafter existing, whether or not an order for relief has been entered therein, and in the event of an action or proceeding commenced against you, such action or proceeding, is not withdrawn or dismissed within forty-five (45) days after it is commenced;

          (f) you or the Partnership apply for or acquiesce in the appointment of, or have appointed against you or it, a receiver, custodian, trustee, sequestrator, or similar officer for you or it or all or any part of your or its property;

          (g) you or the Partnership make an assignment for the benefit of creditors;

          (h) you or the Partnership file a certificate of dissolution under applicable state law, are liquidated, or take any action or have any action taken against you or it in furtherance of dissolution or liquidation;

          (i) one or more final judgements for the payment of money aggregating $100,000 or more are rendered against you which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days;

          (j) any Lien, other than in our favor or pursuant to the Project Loan Documents, is filed or recorded with respect to or otherwise imposed upon the Collateral or the Property;

          (k) you are or the Partnership is enjoined, restrained or in any way prevented by order of any Public Authority from conducting all or any material part of your or its business and such order continues for more than fifteen (15) days;

          (l) we do not have or cease to have a valid and perfected first priority security interest in the Collateral for any reason other than the failure to take any action within our control;

          (m) any of the Loan Documents for any reason, other than a payment in full of the Obligations, ceases to be in full force and effect or is declared to be null and void or you deny that you have any further liability under any Loan Document to which you are a party, or give notice to such effect;

          (n) any material damage to, or loss, theft or destruction of, the Collateral or the Property, whether or not insured, or any Condemnation, act of force majeure or other casualty occurs which causes, for more than sixty (60) consecutive days, the cessation or substantial curtailment of revenue producing activities at any of your facilities or those of the Partnership if any such event or circumstances could reasonably be expected to have a Material Adverse Effect unless, within such sixty (60) day period, you have either (i) commenced and pursued diligently all action available to you under the Lease Agreement or (ii) provided to us a plan (acceptable to us in our discretion), and in the case of a casualty, work has commenced and is being diligently pursued under such plan, in each case for the purpose of returning your property or the Property to a revenue production state similar to the state of your property or the Property prior to the occurrence of such casualty or other event;

          (o) the Partnership engages in any type of business activity other than the ownership, lease and operation of the Property in accordance with past practices; or

          (p) the General Partner or any limited partner of the Partnership defaults in the observance or performance of, or breaches, any covenant or agreement in Article XIV, Section 9.01(d) or Section 22.07 of the Partnership Agreement or any representation or warranty made by it therein shall have been untrue in any material respect when made; or

          (q) the Partnership defaults in the observance or performance of, or breaches, any covenant or agreement contained in any Project Document, or any default or event of default otherwise occurs thereunder.

          13.2 REMEDIES. (a) If an Event of Default occurs, then, in addition to any other rights and remedies that we may have under law or agreement (including, without limitation, our rights and remedies under the Escrow Agreement and the Partnership Agreement, which are subject to the terms and conditions thereof), but subject to subsection (b) of this Section, we may, without notice to or demand on you, declare the unpaid principal balance of the Loan, together with accrued but unpaid interest thereon and all other Obligations, to be and all such sums shall thereupon become immediately due and payable. You waive presentment or payment, demand, protest, notice of protest and demand or dishonor hereof, and all other notices to which you may be entitled.

          (b) If you fail to pay the principal balance of and accrued but unpaid interest on the Loan at the Scheduled Maturity Date, and no other Event of Default is then continuing and we have not theretofore declared the principal balance of the Loan due and payable pursuant to Section 13.2(a), then, during the General Forbearance Period (as hereinafter defined), we will forbear from enforcing our remedies arising from such failure of payment. For the purposes hereof, the "General Forbearance Period" shall mean the period commencing on the Scheduled Maturity Date and ending on the earliest to occur of: (x) April 30, 2005; (y) the closing of a Qualifying Financing (as defined below) or a Qualifying Sale (as defined below); or
     (z) the earlier termination of the General Forbearance Period in accordance with this subsection. We may terminate the General Forbearance Period at any time that either of the following events or circumstances shall exist or occur:

                    (i) any Event of Default (other than your failure to pay the
               Obligations on the Scheduled Maturity Date) shall occur and be continuing; or

                    (ii) after the repayment in full of the Partnership's
               obligations pursuant to the Project Loan Agreement, any of the following conditions are not satisfied:

                         (A) the Government is the tenant of the Property and is
                    paying rent for the use and occupancy of the Property; you are receiving distributions of your share of such rent under the Partnership Agreement (as "Net Cash Flow" or otherwise) within thirty days after each rental payment is received; each of such distributions is in an amount which on an annualized basis is not less than $6,000,000 per annum; and such distributions are being remitted by the Partnership directly to us without reduction for application to the Obligations; and

                         (B) either (1) the Partnership is engaged in and is
                    diligently pursuing good faith negotiation for (a) a new lease for the Property, or an extension of the Lease Agreement, providing for a rent and on other terms that will enable the Partnership to obtain financing in an amount such that the proceeds thereof that are to be distributed to you under the Partnership Agreement will be sufficient to repay the Loan and all accrued interest thereon (such financing being referred to hereinafter as a "Qualifying Financing") and (b) Qualifying Financing; or (2) the Partnership is engaged in and is diligently pursuing good faith negotiations for the sale of the Property at a price and on terms such that the amount of cash to be distributed to you under the Partnership Agreement from the proceeds of such sale will be sufficient to repay the Loan and all accrued interest thereon (such sale being referred to as a "Qualifying Sale").

     Upon the expiration or termination of the General Forbearance Period, unless the Loan and all accrued interest thereon have been fully and finally paid, we shall be entitled at such time and at any time thereafter to enforce all of our rights and remedies for payment of the Obligations, to the same extent as if we had not agreed to forbear from doing so during the General Forbearance Period; provided, however, that we shall not be entitled at such time to enforce our rights and remedies under the Escrow Agreement unless the Escrow Forbearance Period (as defined in Section13.2(c)) has also expired or been terminated.

         (c) If you fail to pay the principal balance of and accrued but unpaid interest on the Loan at the Loan Due Date, then, whether or not another Event of Default is then continuing, during the Escrow Forbearance Period (as hereinafter defined), we will forbear from enforcing our rights and remedies under the Escrow Agreement arising from such failure of payment. For the purposes hereof, the "Escrow Forbearance Period" shall mean the period commencing on the Loan Due Date and ending on the earlier to occur of: (x) April 30, 2005; or (y) the earlier termination of the Escrow Forbearance Period in accordance with this subsection. We may terminate the Escrow Forbearance Period at any time that either of the following events or circumstances shall exist or occur:

                    (i) there shall occur and be continuing an event described in Section 13.1, subsection (e), (f), (g), (h), or (p), with respect to the Partnership or the General Partner, which, in the case of an event described in

               Section 13.1(p), continues uncured for more than 10 days after the General Partner's receipt of written notice from us of such occurrence; or

                    (ii) after the repayment in full of the Partnership's
               obligations pursuant to the Project Loan Agreement, any of the conditions set forth in subsections (b)(ii)(A) or (b)(ii)(B) of this Section are not satisfied.

     Upon the expiration or termination of the Escrow Forbearance Period, unless the Loan and all accrued interest thereon have been fully and finally paid, we shall be entitled at such time and at any time thereafter to enforce all or our rights and remedies under the Escrow Agreement, to the same extent as if we had not agreed to forbear from doing so during the Escrow Forbearance Period.

         (d) Our forbearance as provided hereunder shall not be construed as a waiver of any of our rights or remedies, nor shall it be the basis to deem us estopped from taking any action at a later date. All statutes of limitations applicable to actions that we may be entitled to bring to enforce our rights and remedies shall be tolled during the General Forbearance Period or the Escrow Forbearance Period, as the case may be, and each time period provided in each such statute of limitations shall be extended by a period of time equal to the duration of the General Forbearance Period or the Escrow Forbearance Period.

         (e) We acknowledge that the rights and remedies granted to us in
     Article XIV of the Partnership Agreement are subject to the terms, conditions, and limitations therein and that we are bound thereby to the same extent as if we were a party to the Partnership Agreement.

         14. OBLIGATIONS UNCONDITIONAL; CUMULATIVE REMEDIES; NO PRIOR RECOURSE. Your obligations under the Loan Documents, except as otherwise expressly set forth therein, are absolute and unconditional and shall not be released, discharged, or otherwise affected by any action or inaction on our part in enforcing our rights hereunder, by a bankruptcy, insolvency, or similar proceeding, or by any other matter which might vary your risk or operate to discharge you as a matter of law. Our rights and remedies under the Loan Documents are cumulative and not exclusive of other rights and remedies provided by law. We may proceed directly against you for payment and performance of your obligations without prior recourse to any collateral or to any other person liable therefor.

         15. COMPLETE AGREEMENT; MODIFICATIONS AND WAIVERS. This Agreement and the other Loan Documents are the complete agreement between you and us regarding the transactions described herein and supersede any and all oral or other written agreements relating to such transactions. In entering into the agreements embodied in the Loan Documents, you have not relied on any agreements, representations, warranties, or statements by us that are not expressly set forth in this letter. The Loan Documents may not be modified, supplemented, or amended, or any of their provisions waived, except by a writing signed by you and us; provided, however, that you and we shall not amend Section 13.2 (c) or Section 13.1, subsections (e), (f), (g), (h), or

     (p) (insofar as such subsections apply to the Partnership and the General Partner), without the prior written consent of the General Partner. No waiver by us of a breach or Event of Default by you shall be deemed a waiver of any other previous, concurrent, or subsequent breach or Event of Default.

         16. REINSTATEMENT. If after receipt of any payment pursuant to the Loan Documents, we are for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible set off, or a diversion of trust funds, or for any other reason, then the Loan Documents and your obligations intended to be paid by such payment shall be reinstated, if necessary, and shall continue in full force notwithstanding any contrary action which we may have taken in reliance upon such payment. Any such contrary action so taken shall be without prejudice to our rights under the Loan Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

         17. COSTS AND EXPENSES. You will pay or reimburse to us on demand any and all charges, costs, and taxes incurred in preparing, negotiating, documenting, implementing, and enforcing the Loan Documents and collecting Obligations, including without limitation, fees and disbursements of legal counsel, and all amounts payable by us under the Escrow Agreement.

         18. GOVERNING LAW; BINDING EFFECT. Unless otherwise expressly stated therein, the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws or principles thereof. The terms and provisions of the Loan Documents shall inure to the benefit of and be binding upon each of us and our respective successors and assigns; provided, however, that you may not assign any of your interests therein or obligations thereunder without our prior written consent. We may assign or grant participations in all or any of our rights and obligations under this letter, the Note and the other Loan Documents to one or more Persons, so long as the assignee or participant is not at the time of the assignment or sale of the participation entitled to demand a payment under Sections 6,7, or 8 that you are not then entitled to demand.

         19. SEVERABILITY. If any clause or provision of the Loan Documents shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, such invalidity or unenforceability shall attach only to such clause or provisions, or part thereof, and shall not in any manner affect any other clause or provision in any jurisdiction.

         20. ADMISSIBILITY OF BOOKS AND RECORDS. You agree that our books and records showing the transactions contemplated by the Loan Documents shall be admissible in any action or proceeding arising therefrom and shall constitute prima facie proof thereof.

         21. CONSENT TO JURISDICTION. You agree that, in addition to any other courts that may have jurisdiction under applicable law and rules, the Supreme Court of the State of New York, in the County of New York, and the United States District Court for the Southern District of New York shall have jurisdiction to hear and determine any claims or disputes pertaining directly or indirectly to the Loan Documents or to any matter arising therefrom. You expressly submit and consent, in advance, to such jurisdiction in any action or proceeding in such courts, agree that venue will be proper in such courts for all such matters and waive personal service of the summons and complaint or other process or papers issued therein. You agree that service of such summons or complaint or other process or papers may be made by registered or certified mail (return receipt requested) addressed to you at the address set forth in Section 22.

         22. NOTICES. Any notice or other communication given hereunder shall be in writing, shall be delivered against receipt, or mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party to be notified as follows, or to such other address as such party may designate by like notice:


         If to us, to:     KBC Bank N.V.
                           Grand Cayman Branch
                           c/o 125 West 55th Street
                           New York, New York  10019
                           Attn: Edward Sproull
                           Telephone No.: (212) 541-0600
                           Telecopy No.: (212) 956-5580


         If to you, to:    Regency Affiliates, Inc.
                           729 South Federal Highway, Suite 307
                           Stuart, Florida 34994
                           Attn:  William R. Ponsoldt
                           Telephone No.: (561) 220-7662
                           Telecopy No.: (561) 220-2974

         23. SETOFF. Whenever an Event of Default exists, we, without notice to or demand on you, may elect in our sole discretion to setoff against the amount due and all moneys then or thereafter owed to you by us or an affiliate, including, without limitation, all of your deposit and other accounts and funds in our or such affiliate's possession or control. We shall be deemed to have exercised this right immediately at the time of our election even though any charge therefor is made or entered on our records subsequent to that time. All costs and expenses, including, without limitation, attorney's fees, paid or incurred by us in connection with any such setoff shall be paid by you on demand and shall bear interest at the rate then applicable to the Loan from the date paid or incurred.

         24. WAIVER OF JURY TRIAL, ETC. YOU HEREBY WAIVE TRIAL BY JURY, AND YOU HEREBY WAIVE RIGHT OF SETOFF AND THE RIGHT TO IMPOSE COUNTERCLAIMS (OTHER THAN COMPULSORY COUNTERCLAIMS), IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE LOAN DOCUMENTS, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING BETWEEN US. YOU CONFIRM THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

         25. SECURITY AND GUARANTEES. We may, without notice or demand and without affecting your Obligations, from time to time:

         (a) take from any Person and hold collateral for the payment of all or any part of your Obligations hereunder and exchange, enforce or release such collateral or any part thereof; and

                  (b) accept and hold any endorsement or guarantee of payment of all or any part of the Obligations and release or substitute any such endorser or guarantors, or any Person who has given any Lien in any collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

         Please countersign below to indicate your acceptance of the terms hereof.





                         [Signatures on Following Page]

      KBC BANK N.V.


      By:
         ------------------------------
          Name:
          Title:


      By:
         ------------------------------
          Name:
          Title:


      Agreed and Accepted:

      REGENCY AFFILIATES, INC.



      By:
         ------------------------------
          William R. Ponsoldt, Sr.
          President


















                                [LOAN AGREEMENT]

                                                                     EXHIBIT A


                                   DEFINITIONS


     When used in the letter to which this is attached:

         "Accreted Interest" means in respect of each interest compounding period in connection with the Loan, the total amount of interest accrued, but unpaid, as of the end of such period for such period, on the Total Amount of the Loan.

         "Accreted Interest Balance" means as of any date of determination in respect of the Loan, the aggregate of all Accreted Interest in respect of all interest compounding periods ending on or before such date of determination less all payments, if any, made on account of such Accreted Interest.

         "Business Day" means any day other than a Saturday, Sunday or other day on which our New York Branch is authorized or required by law to close.

         "Collateral" means the Collateral, under and as defined in the Security Agreement, and any other property in which we are granted a lien, charge, or security interest as security for the Obligations.

         "Condemnation" means any taking of or damage to any property or any part thereof by reason of any public improvement or condemnation proceeding, or in any other similar manner.

         "Deed of Trust" means the Amended and Restated Deed of Trust, dated as of November 1, 1994, for the benefit of the Trustee.

         "Dollars" or "$" means United States Dollars.

         "Escrow Agreement" means the Escrow Agreement dated June 24, 1998 by and among the Partnership, us, R.V.I America Insurance Company, and State Street Bank and Trust Company, as escrow agent and as trustee.

         "General Partner" means 1500 Woodlawn Limited Partnership, a Delaware limited partnership, which is the General Partner of the Partnership.

         "Guarantee" by any Person means all obligations of such Person which in any manner directly or indirectly guaranty the payment or performance of any indebtedness, dividend or other obligation of any other Person (the "guaranteed obligations"), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement: (a) to purchase the guaranteed obligations or any property constituting security therefor or (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain working capital or other balance sheet condition.

         "Government" means the United States of America, acting by and through the General Services Administration.

         "Indebtedness for Borrowed Money" of any Person means all of such Person's liabilities, obligations and indebtedness to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, in respect of: (a) the Obligations, (b) all other liabilities, obligations, and indebtedness for borrowed money or evidenced by a note, debenture, or other instrument for the payment of money, (c) all obligations and liabilities of any Person secured by any Lien on your property even though you have not assume or become liable for the payment thereof, provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the book value of such property that would be shown on your balance sheet prepared in accordance with generally accepted accounting principles, (d) all obligations or liabilities created or arising under any capitalized lease or conditional sale or other title retention agreement with respect to property used or acquired by you, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property, provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the book value of such property that would be shown on your balance sheet prepared in accordance with generally accepted accounting principles, and (e) all obligations and liabilities under any Guarantee of another Person's Indebtedness for Borrowed Money.

         "Interest Period" means each period commencing on the Scheduled Maturity Date or the last day of the next preceding Interest Period and ending on the numerically corresponding day which is one month thereafter; provided, however, that if an Interest Period would end on a day which is not a LIBOR Business Day, then such Interest Period shall be extended and shall end on the next succeeding LIBOR Business Day.

         "Lease Agreement" means the U.S. Government Lease for Real Property No. gs-03B-40131, between the Government and the Partnership.

         "LIBOR" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3570 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period. If for any reason Telerate Page 3570 is not available, the term "LIBOR Rate" shall mean, for any Interest Period, the rate per annum (rounded upwards if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the sum of the arithmetic mean of all such rates.

         "LIBOR Business Day" means a Business Day on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

         "Lien" means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; or
     (b) any condition, restriction, lease or other title exception or encumbrance affecting property.

         "Loan Documents" means this letter, the Note, the Pledge and Security Agreement, the Seventh Amendment, the Escrow Agreement, and all other documents, agreements and instruments heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations arising from or with respect to the transaction contemplated hereby, and all amendments, additions, extensions and substitutions.

         "Make-Whole Premium" means the excess, if any, of (1) the sum of the respective Payment Values (as such term is defined below) of (x) each prospective Accreted Interest amount the would be added to the portion of the Total Amount of the Loan being prepaid on or after the date of prepayment if the prepayment were not made and (y) the portion of the Total Amount of the Loan to be prepaid (the amount of each such payment being herein referred to as a "Payment"), over (2) the portion of the Total Amount of the Loan being prepaid. The "Payment Value" of each Payment shall be determined by discounting such Payment at the Reinvestment Rate (as such term is defined below), for, in the case of Accreted Interest amounts, the period from the relevant prospective compounding date on which such payment would have compounded to the Scheduled Maturity Date and, in the case of the Total Amount of the Loan, the period from the prepayment date to the Scheduled Maturity Date. The "Reinvestment Rate" is the yield which shall be imputed from the yields of those actively traded U.S. Treasury securities, having a maturity equal to the Weighted Average Life to Final Maturity (as such term is defined below) of the Loan, provided that, if such Weighted Average Life to Final Maturity is not equal to the maturity of actively traded U.S. Treasury securities (calculated to the nearest one-twelfth (1/12) of a year), such yield shall be obtained by linear interpretation from the yields of actively traded U.S. Treasury securities having the greater maturity closest to and the lesser maturity closest to such Weighted Average Life to Final Maturity. The yields of such U.S. Treasury securities shall be determined by us as of 10 a.m. New York City time on the fifth (5th) Business Day prior to the prepayment date. "Weighted Average Life to Final Maturity" of the Loan as of the time of determination thereof means the number of years (rounded to the nearest one-twelfth (1/12)) obtained by dividing the then Remaining Dollar-Years (as such term is defined below) of the Loan by the then outstanding Total Amount of the Loan. "Remaining Dollar Years" means the sum of the amounts obtained by multiplying the amount of each then prospective Accreted Interest amount that would have compounded on the Total Amount of the Loan being prepaid, or the Total Amount of the Loan being prepaid, as the case may be, by the number of years (calculated to the nearest one-twelfth (1/12)) which will elapse between the prepayment date and the relevant prospective interest compounding date or Scheduled Maturity Date, as the case may be.

         "Material Adverse Effect" means (a) a material adverse effect upon your business, operations, properties, assets or condition (financial or otherwise) or that of the Partnership on an individual basis, (b) the impairment of your ability to perform your obligations under any Loan Document to which you are a party or our ability to enforce any Loan Document or collect any of the Obligations or (c) the impairment of the Partnership's ability to perform its obligations under any Project Document to which it is a party. In determining whether any individual event would result in such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

         "Obligations" means any and all of your present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness owing by you to us, whether or not arising under this letter, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others and any participation by us in your debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all loans, interest, charges, expenses, fees, attorneys' fees, filing fees and any other sums chargeable to you hereunder, under another Loan Document or under any other agreement or instrument with us.

         "Partnership" means Security Land and Development Company Limited Partnership, a Maryland limited partnership.

         "Partnership Agreement" means the Security Land and Development Company Limited Partnership Amended and Restated Limited Partnership Agreement and Amended and Restated Certificate of Limited Partnership, dated as of November 25, 1986, as amended by the First Amendment, dated as of November 25, 1986, the Second Amendment, dated as of November 22, 1988, the Third Amendment, dated as of January 1, 1989, the Fourth Amendment, dated as of August 20, 1990, the Fifth Amendment, dated as of November 17, 1994, the Sixth Amendment, dated as of November 17, 1994, and the Seventh Amendment, among, you, the General Partner and the other limited partners from time to time.

         "Partnership Distributions" means all proceeds of all distributions received by you from the Partnership, whether in the nature of insurance or Condemnation proceeds, refinancing proceeds, proceeds from the disposition of any assets of the Partnership or from any other Partnership source whatsoever or of any kind, except as provided in Section 7(a) of the Security Agreement.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, governmental body, agency or bureau, or any other entity.

         "Project Documents" shall mean the Lease, the Project Loan Agreement, the Trust Agreement, and the Deed of Trust.

         "Project Loan Agreement" means the Project Loan Agreement, dated as of November 1, 1994, between the Partnership and the Trustee.

         "Property" means the land described on Exhibit D hereto, and the buildings, improvements, and fixtures thereon, located at 1500 Woodlawn Drive, Baltimore, Maryland.

         "Public Authority" means any nation, government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, national, state or local having or claiming jurisdiction over the matter or matters in question.

         "Residual Value Insurance" means a Residual Value Insurance Policy in form and substance acceptable to us issued by R.V.I. America Insurance Company, or other insurer acceptable to us, in the amount of Fourteen Million Dollars ($14,000,000), which names us as a loss payee.

         "Security Agreement" means the Pledge and Security Agreement, dated as of June 24, 1998, between you and us.

         "Seventh Amendment" means the Seventh Amendment to the Partnership Agreement, dated as of June 24, 1998, in the form of Exhibit C to this letter.

         "SIPI" means Southern Indiana Properties, Inc.

         "SIPI Agreement" means the Credit Agreement, dated June 21, 1996, between you and SIPI.

         "SIPI Security Agreement" means the Collateral Assignment, Pledge and Security Agreement, dated June 21, 1996, between you and SIPI.

         "Total Amount" means as of any date, the sum of the unpaid principal balance and the Accreted Interest Balance of the Note.

         "Trust Agreement" means the Trust Agreement, dated as of November 1, 1994, between the Partnership and the Trustee.

         "Trustee" means State Street Bank and Trust Company, successor trustee to Shawmut Bank, N.A., not in its individual capacity, but solely as trustee under the Trust Agreement, or any substitute pursuant to the terms thereof.

                                                                     EXHIBIT B

                                    TERM NOTE




US$                                                        New York, New York
   -------                                                 Date: June___, 1998



         FOR VALUE RECEIVED, REGENCY AFFILIATES, INC., a Delaware corporation (the "Borrower"), hereby unconditionally promises to pay to the order of KBC BANK N.V., Grand Cayman Branch (the "Bank"), at 125 West 55th Street, New York, New York 10019, or such other place as the holder hereof may hereafter designate in writing, the principal sum of ____ Million ____ Hundred Thousand Dollars (US$________) in lawful money of the United States of America and in immediately available funds on November 30, 2003.

         The Borrower shall also pay interest to the Bank, in like money, on the unpaid principal balance of this Note outstanding from time to time until such principal is fully paid at the rate per annum equal to ___% (the "Interest Rate"). Interest shall be computed on a daily basis for the actual number of days elapsed over a year of 360 days, shall be compounded semiannually on each June 1 and December 1, commencing June 1, 1998, and shall be due and payable in arrears on the earlier of (a) November 30, 2003 or (b) the earlier acceleration of the Loan upon an Event of Default. Any amount of principal or interest hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal amount is paid in full, at the applicable rate per annum set forth in the Agreement. In no event shall the rate of interest and other charges exceed the maximum rate permitted by laws governing this Note. If the interest and other charges collected exceed the maximum amount permitted by such laws, such excess shall be deemed received on the account of, and shall automatically be applied to reduce the principal balance of this Note.

         The Borrower shall pay to the holder of this Note all reasonable attorneys' fees and disbursements and all out-of-pocket costs and expenses incurred by the holder in collecting upon or enforcing this Note.

         The Borrower waives presentment for payment, demand, protest, notice of dishonor hereof, and all other notices to which it may be entitled.

         Unless otherwise defined herein, all defined terms used in this Note shall be the meanings given to them in the letter dated the date hereof between the Borrower and the Bank pursuant to which this Note has been delivered (the "Agreement").

         This Note is issued under and is subject to the terms of the Agreement, which terms are hereby incorporated herein by reference. This Note is secured pursuant to and the holder is entitled to the benefits of the Pledge and Security Agreement, dated as of June 24, 1998, between and Borrower and the Bank (the "Security Agreement").

         The Borrower may prepay the principal of this Note only upon prior written notice to the Bank and subject to the terms and provisions of the Agreement.

         If any Event of Default shall occur and be continuing, then the entire outstanding principal balance of and all accrued but unpaid interest on this Note may become or be declared immediately due and payable, as provided in the Agreement.

         This Note may not be modified, changed, or terminated orally, but only by an agreement in writing signed by the party to be bound by it. No act, failure, or delay by the Bank shall constitute a waiver of any of its rights and remedies. Any written waiver shall be applicable only in the specific instance for which it is given.

         The holder of this Note at its option may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences, without affecting or diminishing the holder's right to recourse against the Borrower or any endorser, sureties, or guarantors, which right is expressly reserved.

         The terms and provisions hereof shall inure to the benefit of, and be binding upon, the respective successors and assigns of the Bank and the Borrower; provided, however, that the Borrower may not assign any of its interests herein or obligations hereunder without the prior written consent of the Bank.

         This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles of such State.

         The Borrower agrees that, in addition to any other courts that may have jurisdiction under applicable law and rules, the Supreme Court of the State of New York, County of New York, and the United States District Court for the Southern District of New York shall have jurisdiction to hear and determine any claims or disputes pertaining directly or indirectly to this Promissory Note or to any matter arising herefrom. The Borrower expressly submits and consents in advance to such jurisdiction in any action or proceeding in such courts, agrees that venue will be proper in such courts for all such matters and waives personal service of the summons and complaint or other process or papers issued therein. The Borrower agrees that service of such summons and complaint or other process of paper may be made by registered or certified mail (return receipt requested) addressed to the Borrower at the address set forth below.

         THE BORROWER AND THE BANK WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN ANY COURT ARISING ON, OUT OF, UNDER, BY VIRTUE OF, OR IN ANY WAY RELATING TO THE NOTE, OR THE TRANSACTIONS OCCURRING IN CONNECTION HEREWITH. THE BORROWER AND THE BANK CONFIRM THAT THE FOREGOING WAIVER IS INFORMED AND VOLUNTARY.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officers on the date first above written.


                                               REGENCY AFFILIATES, INC.


                                               By:
                                                  ----------------------------
                                                  William R. Ponsoldt, Sr.
                                                  President

                                                                     EXHIBIT C


                     7th Amendment to Partnership Agreement